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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                   __________
                                     FORM 15
                                   __________

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
        Sections 13 and 15(d) of the Securities and Exchange Act of 1934

                          Commission File Number 1-4698

                              Nevada Power Company
             (Exact name of registrant as specified in its charter)

        6226 West Sahara Avenue, Las Vegas, Nevada 89146, (702) 367-5000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                Common Stock, $1 Par Value, Stock Purchase Rights
            (Title of each class of securities covered by this form)

    (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relief upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [   ]            Rule 12h-3(b)(1)(ii)     [   ]
     Rule 12g-4(a)(1)(ii)     [   ]          Rule 12h-3(b)(2)(i)      [   ]
     Rule 12g-4(a)(2)(i)      [   ]          Rule 12h-3(b)(2)(ii)     [   ]
     Rule 12g-4(a)(2)(ii)     [   ]          Rule 15d-6               [   ]
     Rule 12h-3(b)(1)(i)      [ X ]

 Approximate number of holders of record as of the certification or notice date:
                                     One (1)



Pursuant to the requirements of the Securities Exchange Act of 1934 Nevada Power Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person:

Date:     July 28, 1999            By:  /s/  Richard L. Hinckley
                                             Richard L. Hinckley
                                  Vice President, Secretary and General Counsel